Exhibit 99.h(10)


                          EXPENSE LIMITATION AGREEMENT

                                     Between
                      THE VICTORY VARIABLE INSURANCE FUNDS
                                       and
                         VICTORY CAPITAL MANAGEMENT INC.

      EXPENSE LIMITATION AGREEMENT, effective as of January 1, 2003 by and between The Victory Variable Insurance Funds (the "Trust") and Victory Capital Management Inc. ("Victory Capital Management"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund" and collectively, the "Funds.")

      WHEREAS, the Trust is a business organized under the laws of the State of Delaware, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust; and

      WHEREAS, the Trust and Victory Capital Management have entered into an Investment Advisory Agreement ("Advisory Agreement"), pursuant to which Victory Capital Management provides investment advisory services to each Fund listed in Schedule A, which may be amended from time to time, for compensation based on the value of the average daily net assets of each such Fund; and

      WHEREAS, the Trust and Victory Capital Management have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund, and, therefore, have entered into this Expense Limitation Agreement (the "Agreement"), in order to maintain each Fund's expense ratios at the levels specified in Schedule A attached hereto; and

      NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.    Expense Limitation.

      1.1 Applicable Expense Limit. To the extent that the aggregate expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of Victory Capital Management (but excluding interest, taxes, brokerage commissions, other expenditures that are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of Victory Capital Management.

      1.2 Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

2.    Term and Termination of Agreement.

      2.1 This Agreement with respect to the Funds shall continue in effect until the respective dates of termination set forth in the Attachment.


                                      C-7
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3.    Miscellaneous.

      3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Trust Instrument or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

      3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.



                              THE VICTORY VARIABLE INSURANCE FUNDS



                              By: /s/ Cynthia L. Lindsey
                                 --------------------------------------------
                                 Cynthia L. Lindsey


                              VICTORY CAPITAL MANAGEMENT INC.



                              By: /s/ Kathleen A. Dennis
                                 --------------------------------------------
                                 Kathleen A. Dennis

                                   SCHEDULE A

                         TO EXPENSE LIMITATION AGREEMENT
                                     between
                      THE VICTORY VARIABLE INSURANCE FUNDS
                                       and
                         VICTORY CAPITAL MANAGEMENT INC.

                  OPERATING EXPENSE LIMITS AS OF APRIL 15, 2004
                  ---------------------------------------------

                                         Maximum
                                         Operating
                                         Expense
Name of Fund and Class                   Limit        Date of Termination
----------------------                   -----        -------------------
Diversified Stock - Class A              1.50%        April 30, 2005
Investment Quality Bond - Class A        1.60%        April 30, 2005
Small Company Opportunity - Class A      1.50%        April 30, 2005

Ratified:   May 18, 2004

Acknowledged:

The Victory Variable Insurance Funds             Victory Capital Management Inc.


By: /s/ Cynthia L. Lindsey                       By: /s/ Kathleen A. Dennis
    ------------------------------                -----------------------------
    Name   Cynthia L. Lindsey                    Name   Kathleen A. Dennis
    Title  Secretary                             Title  Managing Director